Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2023	Quarter Ended September 30, 2022
Diluted earnings per share	$1.30	$1.35
Net Income	$3,481,000	$3,650,000
Return on average common equity	13.63%	15.24%
Return on average assets	1.19%	1.25%

Millersburg, Ohio – October 24, 2023 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2023 net income of $3,481,000, or $1.30 per basic and diluted share, as compared to $3,650,000, or $1.35 per basic and diluted share, for the same period in 2022. For the nine-month period ended September 30, 2023, net income totaled $11,059,000 compared to $9,560,000 for the same period last year, an increase of 16%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 13.63% and 1.19%, respectively, compared with 15.24% and 1.25% for the third quarter of 2022. For the nine-month period ended September 30, 2023, ROE and ROA were 14.85% and 1.28% as compared to 13.41% and 1.12% for the comparable period in 2022.

Eddie Steiner, President and CEO stated, “Relatively low unemployment, slowly increasing labor participation, and consumer demand for goods and services are currently propping up an economy facing potent headwinds. Eventually, the forces of tighter monetary policy, significant government debt service, and other nations’ slowing economies, disasters and afflictions will disrupt the current momentum. For now, higher interest rates are rewarding savers and curbing some discretionary borrowing. Loan demand for constructing new homes, commercial buildings, and acquisition and development financing remains relatively active in our markets.”

Pre-Provision Net Revenue (PPNR) totaled $4.5 million during the quarter, an increase of $218 thousand, or 5%, from the prior year’s third quarter. Net interest income increased $277 thousand, or 3%, in the third quarter of 2023 compared to the same period in 2022.

Loan interest income including fees increased $2.5 million, or 37%, during third quarter 2023 as compared to the same quarter in 2022. The increase was mainly due to rate increases as well as an $80 million increase in average loan volume. Securities interest income increased $122 thousand, or 6%, during the third quarter 2023 compared to the same quarter 2022 from rate increases. Loan yields for third quarter 2023 averaged 5.39%, an increase of 93 basis points from the 2022 third quarter average of 4.46%, while overnight funds and securities yields for third quarter 2023 averaged 5.45% and 2.11%, respectively, compared to 2.29% and 1.91% in the third quarter 2022.

Interest expense rose $2.3 million, or 383%, during third quarter 2023 as compared to third quarter 2022. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the third quarter 2023 was 1.04% as compared to 0.22% for the third quarter of 2022. The Federal Reserve has indicated that it intends to maintain the higher interest rate environment beyond 2023.

The fully-taxable equivalent (FTE) net interest margin was 3.21% compared to 3.12% for third quarter 2022. Compared to the 2022 third quarter, FTE net interest income increased $275 thousand, or 3%, reflecting 9 basis points of net interest margin expansion, and a $2.5 million, or less than 1%, increase in average earning assets.

The higher interest rate environment drove the increase in yields coupled with loan volume growth, partially offset by the higher cost of funds. The tax equivalency effect on the margin was 0.01% in third quarter 2023 and 2022.

Noninterest income increased $30 thousand, or 2%, compared to third quarter of 2022. The increase was primarily the result of a $43 thousand, or 20%, increase in trust and brokerage fees, an $11 thousand increase in service charges on deposits, and a $9 thousand increase in cash surrender value on bank owned life insurance. Offsetting decreases were recognized in unrealized losses in equity securities, debit and credit card fees and gain on sale of mortgage loans.

Noninterest expense increased 2% from third quarter 2022. Salary and employee benefit costs increased $230 thousand, or 7%, compared to the prior year quarter, primarily resulting from the increases in base salaries, benefits, and group medical. FDIC assessment increased $38 thousand or 41% on the increase in rate in 2023. Occupancy expense increased $18 thousand, or 7%, related to building repairs. Software expense increased $11 thousand, or 3%, with the deployment of new reporting software and upgrades. Professional and directors’ fees decreased $189 thousand, or 34% primarily reflecting a consulting fee in 2022 to renegotiate the core data processing software contract. Marketing and public relations decreased by $17 thousand, or 12%, reflecting a return to normalized levels. The Company’s third quarter efficiency ratio decreased to 57.0% compared to 57.9% in the prior year.

Federal income tax expense was $850 thousand in the 2023 third quarter compared to $890 thousand in the 2022 third quarter. The effective tax rate for the 2023 and 2022 third quarter was 19.6%.

Average earning assets for the 2023 third quarter increased $2.5 million, or less than 1%, from the year-ago quarter, primarily reflecting an $80 million, or 14%, increase in average loans, a $15 million, or 4%, decrease in average securities, and a $63 million, or 62%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $58 million, or 15%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $24 million, or 17%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. Home equity lines of credit decreased $3 million from the prior year’s quarter as balances were paid down due to rate increases as these loans are tied to Prime. Average consumer credit balances increased $1 million, or 9%, versus the same quarter of the prior year. Increased organic loan demand continues to be largely dependent on the pace at which excess liquidity is absorbed by businesses and households and restoration of borrower confidence.

Nonperforming assets were $260 thousand, or 0.04%, of total loans on September 30, 2023, compared to $686 thousand, or 0.11% of total loans, a year ago. Delinquent loan balances as of September 30, 2023, were stable at 0.23% of total loans as compared to 0.26% on September 30, 2022. Net loan recoveries recognized during third quarter 2023 were $119 thousand, or (0.07%) of average loans annualized, compared to third quarter 2022 net loan losses of $10 thousand.

On January 1, 2023, CSB adopted ASU 2016-13 known as current expected credit losses or “CECL”. The allowance for expected credit losses amounted to $6.7 million, or 0.98% of total loans, on September 30, 2023, as compared to 1.15% on September 30, 2022. The allowance for credit losses on off-balance sheet commitments on September 30, 2023, was $492 thousand, as compared to a September 30, 2022, balance of $141 thousand. CSB recorded no allowance for credit losses related to AFS or HTM debt securities as there is a zero loss expectation on these securities.

Average deposit balances declined slightly on a quarter over prior year quarter comparison by $2.7 million, or less than 1%. For the third quarter 2023, the average cost of deposits amounted to 1.08%, as compared to 0.22%

for the third quarter 2022. During the third quarter 2023, increases in average deposit balances over the prior year quarter included interest-bearing demand accounts of $13 million and time deposits of $54 million. Noninterest-bearing accounts decreased $39 million from the prior year’s third quarter while savings and money market accounts declined $30 million. The average balance of securities sold under repurchase agreement during the third quarter of 2023 decreased by $1 million, or 3%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $101 million on September 30, 2023, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 8.72% for the quarter ended September 30, 2023, and 8.20% for the quarter ended September 30, 2022. The Company declared a third quarter dividend of $0.38 per share, producing an annualized yield of 4.0% based on the September 30, 2023, closing price of $37.75.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of September 30, 2023. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2023	2023	2023	2022	2022	2023	2022
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$8,871	$9,027	$8,999	$9,304	$8,596	$26,897	$23,164
Provision (Recovery) of credit losses	177	140	(31)	-	(250)	286	(895)
Other income	1,705	1,733	1,628	1,612	1,675	5,066	5,099
Other expenses	6,034	6,049	5,719	6,206	5,945	17,802	17,187
FTE adjustment(a)	34	33	34	36	36	101	109
Net income	3,481	3,644	3,934	3,753	3,650	11,059	9,560
Basic and Diluted earnings per share	1.30	1.36	1.46	1.39	1.35	4.12	3.52

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.19%	1.27%	1.39%	1.27%	1.25%	1.28%	1.12%
Return on average common equity (ROE), annualized	13.63	14.62	16.39	15.94	15.24	14.85	13.41
Net interest margin FTE(a)	3.21	3.33	3.37	3.33	3.12	3.30	2.86
Efficiency ratio	56.99	56.24	53.86	56.83	57.87	55.70	60.82
Number of full-time equivalent employees	178	172	170	172	172

MARKET DATA
Book value per common share	$37.96	$37.36	$36.93	$35.43	$33.97
Period-end common share market value	37.75	38.88	38.00	38.50	39.00
Market as a % of book	99.45%	104.07%	102.90%	108.66%	114.81%
Price-to-earnings ratio	6.85	6.99	7.06	7.84	8.92
Average basic common shares outstanding	2,675,967	2,680,526	2,692,304	2,707,576	2,712,686	2,682,872	2,716,225
Average diluted common shares outstanding	2,675,967	2,680,526	2,692,304	2,707,576	2,712,686	2,682,872	2,716,225
Period end common shares outstanding	2,671,313	2,680,325	2,680,625	2,707,576	2,707,576
Common stock market capitalization	$100,842	$104,211	$101,864	$104,242	$105,595

ASSET QUALITY
Gross charge-offs	$43	$15	$39	$217	$29	$97	$71
Net (recoveries) charge-offs	(119)	(10)	4	170	10	(125)	(285)
Allowance for credit losses	6,691	6,559	6,307	6,838	7,008
Nonperforming assets (NPAs)	260	255	218	256	685
Net charge-off (recovery) / average loans ratio	(0.07)%	(0.01)%	0.00%	0.11%	0.01%	(0.03)%	(0.07)%
Allowance for credit losses / period-end loans	0.98	0.99	0.97	1.09	1.15
NPAs/loans and other real estate	0.04	0.04	0.03	0.04	0.11
Allowance for credit losses / nonperforming loans	2,576	2,577	2,893	2,667	1,022

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	8.39%	8.29%	8.28%	7.90%	7.54%
Average equity to assets	8.72	8.68	8.48	7.96	8.20
Average equity to loans	15.00	15.15	15.27	15.06	15.98
Average loans to deposits	66.20	65.05	63.19	59.84	58.15

AVERAGE BALANCES
Assets	$1,162,029	$1,151,403	$1,147,033	$1,172,785	$1,159,523	$1,153,549	$1,144,890
Earning assets	1,096,679	1,085,751	1,082,996	1,108,231	1,094,197	1,088,525	1,081,673
Loans	675,283	660,004	637,392	620,243	594,820	657,698	576,821
Deposits	1,020,135	1,014,631	1,008,721	1,036,559	1,022,851	1,014,537	1,004,565
Shareholders' equity	101,294	99,958	97,319	93,404	95,043	99,538	95,337

ENDING BALANCES
Assets	$1,156,598	$1,156,157	$1,143,394	$1,159,108	$1,161,830
Earning assets	1,087,591	1,088,561	1,080,939	1,094,876	1,096,302
Loans	680,949	664,605	647,773	627,171	609,971
Deposits	1,018,075	1,021,671	1,007,507	1,023,417	1,029,274
Shareholders' equity	101,410	100,140	99,007	95,920	91,981

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2023	2022
ASSETS
Cash and cash equivalents
Cash and due from banks	$20,409	$20,859
Interest-earning deposits in other banks	29,000	86,657
Total cash and cash equivalents	49,409	107,516
Securities
Available-for-sale, at fair-value	145,330	143,433
Held-to-maturity	230,505	252,362
Equity securities	246	249
Restricted stock, at cost	1,561	3,430
Total securities	377,642	399,474

Loans held for sale	-	200
Loans	680,949	609,971
Less allowance for credit losses	6,691	7,008
Net loans	674,258	602,963

Premises and equipment, net	13,105	13,455
Goodwill	4,728	4,728
Bank owned life insurance	25,229	24,539
Accrued interest receivable and other assets	12,227	8,955
TOTAL ASSETS	$1,156,598	$1,161,830

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$300,018	$338,043
Interest-bearing	718,057	691,231
Total deposits	1,018,075	1,029,274

Short-term borrowings	30,734	34,199
Other borrowings	1,808	2,528
Accrued interest payable and other liabilities	4,571	3,848
TOTAL LIABILITIES	1,055,188	1,069,849
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2023 and 2022	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	94,614	83,696
Treasury stock at cost - 309,289 shares in 2023
and 273,026 shares in 2022	(7,481)	(6,107)
Accumulated other comprehensive loss	(14,167)	(14,052)
TOTAL SHAREHOLDERS' EQUITY	101,410	91,981
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,156,598	$1,161,830

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Interest and dividend income:
Loans, including fees	$9,175	$6,680	$25,855	$18,489
Taxable securities	1,910	1,780	5,867	4,721
Nontaxable securities	102	110	305	328
Other	531	586	1,520	863
Total interest and dividend income	11,718	9,156	33,547	24,401
Interest expense:
Deposits	2,772	559	6,484	1,252
Other	109	37	267	94
Total interest expense	2,881	596	6,751	1,346
Net interest income	8,837	8,560	26,796	23,055
Provision (Recovery) for credit losses	177	(250)	286	(895)
Net interest income, after provision
(recovery) for credit losses	8,660	8,810	26,510	23,950
Noninterest income
Service charges on deposit accounts	332	321	924	875
Trust services	259	216	769	733
Debit card interchange fees	525	530	1,579	1,568
Credit card fees	166	170	535	516
Earnings on bank owned life insurance	179	170	520	504
Gain on sale of loans	47	49	106	314
Unrealized (loss) gain on equity securities	(11)	(2)	2	2
Other	208	221	631	587
Total noninterest income	1,705	1,675	5,066	5,099
Noninterest expenses
Salaries and employee benefits	3,429	3,199	10,112	9,766
Occupancy expense	290	272	856	820
Equipment expense	199	193	595	604
Professional and director fees	366	555	1,073	1,161
Software expense	408	397	1,228	1,056
Marketing and public relations	124	141	383	362
Debit card expense	179	201	494	550
Financial institutions tax	192	195	576	584
FDIC insurance expense	131	93	380	251
Other expenses	716	699	2,105	2,033
Total noninterest expenses	6,034	5,945	17,802	17,187
Income before income taxes	4,331	4,540	13,774	11,862
Federal income tax provision	850	890	2,715	2,302
Net income	$3,481	$3,650	$11,059	$9,560
Net income per share:
Basic and diluted	$1.30	$1.35	$4.12	$3.52

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarter ended
(Unaudited)	Sept 30,
(Dollars in thousands)	2023	2022
Net interest income	$8,837	$8,560
Taxable equivalent adjustment[1]	34	36
Net interest income, FTE	$8,871	$8,596
Net interest margin	3.20%	3.11%
Taxable equivalent adjustment[1]	0.01	0.01
Net interest margin, FTE	3.21%	3.12%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarter ended
(Unaudited)	Sept 30,
(Dollars in thousands)	2023	2022
Pre-Provision Net Revenue (PPNR)
Net interest income	$8,837	$8,560
Total noninterest income	1,705	1,675
Total revenue	10,542	10,235

Less: Noninterest expense	6,034	5,945

PPNR	$4,508	$4,290

TANGIBLE EQUITY

(Unaudited)	Sept 30,	Sept 30,
(Dollars in thousands)	2023	2022
Total Shareholders' Equity	$101,410	$91,981
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity	$96,682	$87,253